CEO DEFERRED STOCK UNIT AGREEMENT

THIS AGREEMENT is entered into and effective as of March 31, 2006 (the “Effective Date”), by and between Arbitron Inc. (the “Company”) and Stephen B. Morris (the “Executive”).

A. The Company has adopted the Arbitron Inc. 1999 Stock Incentive Plan (as may be amended or supplemented, the “Plan”) authorizing the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the “Committee”), to permit grantees to elect to defer Restricted Stock so as to convert such Restricted Stock into deferred stock units.

B. Pursuant to the Plan and the Executive’s deferral election covering his March 1, 2006 Restricted Stock award (the “2006 Restricted Stock Award”), and subject to the terms and conditions set forth in this Agreement, the Company hereby documents the conversion of the 2006 Restricted Stock Award into awards to the Executive of stock units representing shares of the Company’s common stock, and payable following termination of the Executive’s employment as further described herein.

Accordingly, the parties agree as follows:

1.	Deferred Stock Units.

On each of December 31, 2007, December 31, 2008 and December 31, 2009 (each a “Crediting Date”), provided the Executive remains an employee of the Company or a Subsidiary on such date, the Company hereby awards the Executive 6,062 stock units representing the same number of shares of the Company’s common stock, $0.50 par value (the “Deferred Stock Units”), according to the terms and subject to the conditions hereinafter set forth and as set forth in the Plan. Accordingly, no Deferred Stock Units shall be treated as credited to the Executive under this Agreement until December 31, 2007 and Deferred Stock Units may increase in accordance with execution of the provisions of the preceding sentence, up to a maximum of 18,186 shares. The number of shares credited under this Agreement as Deferred Stock Units shall reduce one-for-one the number of shares of the Company’s common stock treated as vesting under the 2006 Restricted Stock Award, and the shares thus eliminated from the 2006 Restricted Stock Award shall cease to be treated as issued and outstanding to the Executive.

Once credited, the number of Deferred Stock Units subject to this Agreement may increase based on Dividend Equivalent credits made pursuant to Section 3. Any such additional Deferred Stock Units (or fraction thereof) resulting from Dividend Equivalent credits shall be treated as Deferred Stock Units and shall be subject to the terms and conditions of this Agreement and the Plan.

Payment of the Deferred Stock Units shall be made as described below in Section 2 and Section 5.

2.	Vesting and Payment of Deferred Stock Units.

2.1 Vesting. The Deferred Stock Units credited to the Executive under this Agreement shall be fully vested.

2.2 Termination of Service. Payment of the Deferred Stock Units credited to the Executive under this Agreement shall not be made until following the Executive’s termination of employment with the Company and all Subsidiaries. If the Executive’s employment with the Company and all Subsidiaries ceases for any reason other than death, payment shall be made on the first day of the seventh (7th) month following the Executive’s termination of employment, as a lump sum in common stock of the Company with any fractional shares to be distributed in cash. In the event the Executive terminates employment with the Company and all Subsidiaries on account of death or if the Executive dies prior to payment under the preceding sentence, payment shall be made as soon as reasonably practicable following the Executive’s death in accordance with the beneficiary designation form attached to the Executive’s deferred stock unit election related to his 2006 Restricted Stock Award, as such beneficiary designation may be updated from time to time, and subject to the provisions of the Plan.

3.	Rights and Restrictions of Executive; Transferability.

3.1 Rights as a Stockholder. With respect to Deferred Stock Units credited under this Agreement, the Executive shall have no rights as a stockholder unless and until the Executive has become the holder of record of shares of Common Stock following payment in Common Stock after terminating employment with the Company and all Subsidiaries. Notwithstanding the preceding, the Executive shall be credited with Dividend Equivalents on Deferred Stock Units credited for his or her benefit to the extent of dividends issued on Common Stock, provided the record date for such dividend is on or after the Crediting Date applicable to such Deferred Stock Units.

3.2 Restrictions on Transfer. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the Plan, no right or interest of the Executive to payment of the Deferred Stock Units may be assigned or transferred, or subjected to any lien, during the lifetime of the Executive, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. As previously described in Section 2.2, the Executive will, however, be entitled to designate a beneficiary to receive the payment of the Deferred Stock Units credited to the Executive under this Agreement after such Executive’s death in the manner provided by the Plan.

4.	Securities Law and Other Restrictions.

Notwithstanding any other provision of the Plan or this Agreement, the Company will not be required to issue, and the Executive may not sell, assign, transfer or otherwise dispose of, any shares of Common Stock received as payment of the Deferred Stock Units, unless (a) there is in effect with respect to the shares of Common Stock received as payment of the Deferred Stock Units a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of the Deferred Stock Units, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

5.	Change of Control.

If there is a Change of Control, then upon consummation of the Change of Control, but in no event more than 15 days following the Change of Control, the Company shall provide the Executive a cash payment equal to the value per share of the consideration received in the Change of Control multiplied by the number of Deferred Stock Units then credited to the Executive under this Agreement. Upon payment of the cash amount just described, notwithstanding anything to the contrary in this Agreement or the Plan, this Agreement shall expire, and no further payment shall be due to the Executive in respect of the Deferred Stock Units.

6.	Adjustments.

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other change in the corporate structure or shares of the Company that does not result in a Change of Control, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Executive, will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities represented by the stock units making up the Deferred Stock Units then credited to the Executive under this Agreement.

7.	Certain Definitions. For purposes of this Agreement, the following additional definitions will apply:

(a) “Change of Control” means any of the following events:

(i)	a merger or consolidation to which the Company is a party if the individuals and entities who were stockholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the total combined voting power for election of directors of the surviving Company immediately following the effective date of such merger or consolidation;

(ii)	the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of the Company representing 51% or more of the total combined voting power of the Company’s then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not constitute a Change of Control;

(iii)	the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of the Company representing 25% or more of the total combined voting power of the Company’s then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert if such acquisition is not approved by the Board of Directors of the Company prior to any such acquisition; provided, however, that for purposes hereof, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not constitute a Change of Control;

(iv)	the sale of the properties and assets of the Company, substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of the Company;

(v)	the stockholders of the Company approve any plan or proposal for the liquidation of the Company; or

(vi)	a change in the composition of the Board at any time during any consecutive 24 month period such that the “Continuity Directors” cease for any reason to constitute at least a 70% majority of the Board. For purposes of this clause, “Continuity Directors” means those members of the Board who either (A) were directors at the beginning of such consecutive 24 month period, or (B) were elected by, or on the nomination or recommendation of, at least a two-thirds majority of the then-existing Board of Directors.

(b)	“Dividend Equivalent” means a credit to the account of an Executive, based on the number of Deferred Stock Units then credited to the Executive under this Agreement, equivalent to the cash, stock or other property dividends on shares of Common Stock. Dividend Equivalent credits shall be deemed reinvested in additional shares of Deferred Stock Units (or fractions thereof) by dividing the dollar amount of the Dividend Equivalent credit by the Fair Market Value of a share of the Company’s common stock on the payment date of the dividend. The resulting number of Common Stock equivalents shall be added to the number of Deferred Stock Units subject to this Agreement.

Capitalized terms not defined in this Agreement shall have the meanings set forth in the Plan.

8.	Subject to Plan.

The Deferred Stock Units issued under this Agreement shall be subject to the terms of the Plan. The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Executive, by execution of this Agreement, acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. Except as set forth in Sections 5 and 7, in the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

9.	Miscellaneous.

9.1 Employee as Unsecured Creditor. This Agreement shall create a contractual obligation on the part of Company to make payment of the Deferred Stock Units credited to the account of the Executive at the time provided for hereinabove. Neither the Executive nor any other party claiming an interest in deferred compensation hereunder shall have any interest whatsoever in any specific assets of the Company. The Executive’s right to receive payments hereunder shall be that of an unsecured general creditor of Company.

9.2 Payment Rights Nontransferable. The rights and interests of the Executive and any beneficiary of the Executive under this Agreement may not be sold, pledged, hypothecated, assigned or transferred in any manner, either voluntarily or involuntarily by operation of law, other than by the Executive pursuant to a beneficiary designation.

9.3 Binding Effect. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

9.4 Governing Law. This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Delaware, without regard to conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive laws of another jurisdiction.

9.5 Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the terms and conditions applicable to the Deferred Stock Units and supersede all prior agreements, arrangements, plans, and understandings relating to the Deferred Stock Units and the administration of the Plan.

9.6 Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. This Agreement shall be interpreted in a manner consistent with compliance under Section 409A of the Code, and the parties shall cooperate to amend this Agreement should it be determined that such amendment is necessary or desirable for compliance with Section 409A of the Code.

The parties to this Agreement have executed this Agreement effective as of the day and year first above written.

ARBITRON INC.

By Kathleen T. Ross

Its EVP & Chief Administrative Officer

By execution of this Agreement,	EXECUTIVE
the Executive acknowledges having
received a copy of the Plan.	/s/ Stephen B. Morris
(Signature)
Stephen B. Morris

(Name and Address)

300 Mt. Holly Road

Katonah, NY 10536

Social Security Number: